EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-18935, 333-18883, 333-18885, 333-30841, 333-30211, 333-31895, 333-84751, 333-40914, 333-48116, 333–60862, 333-116421, 333-116423, and 333-135446 on Forms S-8 and Registration Statement No. 333-167450 on Form S-3 of our reports dated March 4, 2011, relating to the financial statements and financial statement schedule of SFN Group, Inc. and the effectiveness of SFN Group, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of SFN Group, Inc. for the year ended December 26, 2010.

DELOITTE & TOUCHE LLP

Certified Public Accountants

Miami, Florida

March 4, 2011